                                                  Exhibit 99.1

McKesson’s Board of Directors Elects Deborah Dunsire as New Director

IRVING, Texas, June 3, 2024 – – McKesson Corporation (NYSE: MCK) announced today that the McKesson board of directors has elected Dr. Deborah Dunsire as a director and member of the Compensation and Talent Committee and Finance Committee, effective June 3, 2024.

“We’re pleased to welcome Deborah to the McKesson board,” said Donald Knauss, McKesson’s independent board chair. “She is a highly respected healthcare industry leader with a proven track record of leading large, complex organizations as both a CEO and a board member. Her unique perspective, clinical background and expertise within the pharmaceutical and oncology arenas will add great value to McKesson and its purpose of Advancing Health Outcomes for All®."

Dr. Dunsire joins the board with over 30 years of experience leading large, matrixed organizations in the biopharmaceutical, oncology and other specialty industries. Most recently, she retired from her role as president and chief executive officer of H. Lundbeck A/S, a biopharmaceutical company specializing in developing and delivering transformative therapies for brain diseases. Prior to that, she held executive leadership roles for several pharmaceutical companies including XTuit Pharmaceuticals, FORUM Pharmaceuticals, Millennium: The Takeda Oncology Company and Millennium Pharmaceuticals. Dr. Dunsire started her career as a primary care physician in Johannesburg, South Africa.

Dr. Dunsire currently serves on the boards of directors of Syros Pharmaceuticals, Inc. and Ultragenyx Pharmaceutical Inc. She received her medical degree from the University of Witwatersrand in Johannesburg, South Africa.

Board members Linda Mantia, who is no longer independent, and Susan Salka, who has served on the board for almost ten years, will not be standing for re-election at the 2024 Annual Meeting of Shareholders. Upon the election of all proposed director nominees at the Annual Meeting, the size of the board will be reduced to 11 members, 10 of whom are independent.

Mr. Knauss stated, “We want to thank Linda and Susan for their leadership and dedicated service to the McKesson board and our shareholders. We appreciate the significant contributions they have made over the years, including their service as committee chairs, and wish them all the best in the future.”

About McKesson Corporation

McKesson Corporation is a diversified healthcare services leader dedicated to advancing health outcomes for patients everywhere. Our teams partner with biopharma companies, care providers, pharmacies, manufacturers, governments, and others to deliver insights, products and services to help make quality care more accessible and affordable. Learn more about how McKesson is impacting virtually every aspect of healthcare at McKesson.com and read Our Stories.

CONTACTS:

                                                  Exhibit 99.1
Rachel Rodriguez, 469-260-0556 (Investors)
Rachel.Rodriguez@McKesson.com
Media Relations
MediaRelations@McKesson.com